Exhibit 99.1

For Immediate Release

Validian Closes $6 Million Financing

Ottawa – March 10, 2004 – Validian Corporation (OTC BB: VLDI), an international provider of communication security technologies for networked environments, announced today the completion of a U.S. $6 million private placement to several institutional investors. The placement is for 6,666,666 shares of common stock at a purchase price of $0.90 per share.  In addition, Validian issued warrants to buy an additional 3,333,333 shares of common stock with an exercise price of $0.90 per share. The term of the warrants is 5 years and the warrants contain anti-dilution provisions customary for a transaction of this type.  Validian has granted certain registration rights with respect to the resale of the common stock issued in the private placement and issuable upon exercise of the warrants.

The Shemano Group, Inc., a San Francisco based investment bank, acted as the placement agent in this transaction.

“We are very pleased to have obtained this funding,” said Andre Maisonneuve, President and CEO of Validian. “This improves Validian’s financial position and enables us to increase our marketing and sales program for our current products, and to accelerate the development of our product pipeline.”

None of the common stock, the warrants nor the common stock underlying the warrants (collectively, the “Securities”) have been registered under the Securities Act of 1933 or any state securities laws.  Unless so registered, the Securities may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933 or any state securities laws.  This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Validian Corporation

Validian Corporation has developed its Application Security Infrastructure (ASI), its Secure Instant Messenger (SIM) and the “Flash Communicator”. ASI is an easy-to-use infrastructure that enables organizations to rapidly deploy secure, collaborative applications sharing data over public or private networks. ASI is designed specifically to facilitate deployment and management of distributed applications over distributed networks. Based on ASI, SIM is an enterprise-class instant messaging system that secures exchanges of messages and files between authenticated users over the Internet. SIM is currently the only secure IM to operate on a USB flash memory device: the Flash Communicator, which offers 2- or 3-factor end-user authentication and secures exchanges of messages and files of any type and any length. The Company has offices in the U.S., Canada and Switzerland.

Press Contact:

James Hannon

Atomic PR

415-703-9454

james@atomicpr.com

Validian Contact:

Steve Brown

Validian Corporation

888-229-5274 *230

Steve.Brown@validian.com

www.validian.com

SIM: BrownSteve